EXHIBIT 10.10

WMC MORTGAGE CORP.

6320 Canoga Avenue Suite 1300

Woodland Hills, CA 91367

December 31, 2003

Mr. Daniel Porter

Dear Daniel:

Reference is made to the Letter Agreement between WMC Mortgage Corp. (the “Company”) and you dated September 25, 2003 (the “Employment Agreement”). Pursuant to Section 3 of the Employment Agreement (“Section 3”) you are entitled to receive a base salary of $375,000 per annum commencing on April 1, 2004. Pursuant to Section 4(b) of the Employment Agreement (“Section 4(b)”), you are entitled to receive certain payments if you are employed by the Company on April 1, 2004. Pursuant to Section 8 of the Employment Agreement (“Section 8”), you are entitled to purchase shares of common stock of the Companies parent at any time prior to April 1, 2004.

For one dollar and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you acknowledge and agree (a) that Section 3 is hereby amended to change the date from April 1, 2004, to April 15, 2004, and (b) Section 4(b) and Section 8 are deleted in their entirety and of no further force and effect. Further, in connection with the foregoing the Company hereby agrees to pay you $3,125 on April 15, 2004. Except as expressly provided in this letter, each of the terms and provisions of the Employment Agreement shall remain in full force and effect in accordance with their terms. Whenever the Employment Agreement is referred to herein in any other agreements, documents and instruments, such reference shall be to the Employment Agreement as amended hereby.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this letter, which shall become a binding agreement upon our receipt thereof.

Sincerely,

WMC MORTGAGE CORP.	ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST SET FORTH ABOVE:

By: /s/ George Eshaghian	/s/ Daniel Porter
Name:	Daniel Porter

        Title:

WMC MORTGAGE CORP.

6320 Canoga Avenue, Suite 1300

Woodland Hills, CA 91367

September 25, 2003

Mr. Daniel Porter

Dear Daniel:

It is with great pleasure that we inform you that we desire to offer you the position of Chairman and Chief Executive Officer of WMC MORTGAGE CORP. (“WMC”), reporting to WMC’s Board of Directors. We are very impressed with your past experience and we are excited about the prospects of WMC under your guidance.

The compensation, benefits and other principal terms of employment will be as follows:

1.	Positions. You will serve as the Chairman and Chief Executive Officer of WMC. The shareholders of our parent company, WMC Finance Co. (“WMC Finance”), will cause you to be elected to WMC Finance’s board of directors, as its Chairman. You may also serve on the boards of directors of various subsidiaries.

2.	Commencement Date. Your employment would commence on October 15, 2003.

3.	Salary. Commencing on April 1, 2004, you would receive a base salary of $375,000 per annum. Your base salary may be increased as determined by the Board of Directors of WMC or its compensation committee.

4.	Bonuses.

a)	You will be entitled to receive an annual bonus from WMC pursuant to WMC’s executive management bonus plan. The bonus to be paid to you will equal a minimum of 12.5% of the aggregate pool established for the plan each year, except that for services provided during 2003, the bonus amount will be pro rated for the number of days in which you are employed by WMC during 2003 and then reduced by 50%. The bonus in respect of services provided during 2003 will be paid to you at the same time and on the same terms as the deferred portion of the bonus pool is paid to similarly situated employees (i.e., in December 2004 and December 2005 if you are employed by WMC at such time).

b)	On April 1, 2004, if you are employed by WMC at such time, you will be entitled to receive a cash bonus in an amount equal to the sum of (1) $172,500 plus (2) the amount of the bonus payable pursuant to clause (a) above in respect of services provided during 2003.

5.	Severance. The Company may terminate your employment at any time. In the case of any termination of your employment by the Company other than for cause (as defined in the WMC Finance’s 2003 Stock Incentive Plan), the Company will continue your salary for a period of 12 months following such termination and will pay to you a bonus for services provided during the year of termination. The bonus will be pro rated based on the number of days you are employed by WMC during such year and will be paid at the same time and on the same terms as other participants receive bonus payments in respect of such year.

6.	Benefits. You will be entitled to receive health, welfare and retirement benefits on terms substantially equivalent to those offered to WMC’s other senior executives. In addition, WMC will reimburse all documented, out-of-pocket expenses incurred by you in connection with moving your residence to a location near Woodland Hills, California, in an amount of up to $100,000.

7.	Options. WMC Finance will issue to you options to acquire XXXXX shares of its common stock with an exercise price of $18.50 per share. The options will be issued pursuant to WMC Finance’s 2003 Stock Incentive Plan. The options will vest 20% per annum, subject to acceleration upon a change of control in accordance with the form stock option agreement to be executed by you pursuant to the plan. REDACTED SENTENCE.

8.	Equity. You will have the right to acquire, at any time prior to April 1, 2004, up to 50,000 shares of common stock of WMC Finance for $18.50 per share. The purchase price will be equitably adjusted to reflect any dividends paid by WMC Finance after the date hereof and prior to such investment.

9.	Restrictive Covenants. You will agree not to solicit for hire or hire any employee of WMC or any of its subsidiaries for a period commencing on the date hereof and ending on the first anniversary of the date that you cease to be employed by WMC (the “Restricted Period”). In consideration for the grant of options, the equity investment to be made by you (if applicable) and other good and valuable consideration, you will agree not to compete with WMC’s business in the United States at any time during the Restricted Period. You will also agree to maintain the confidentiality of WMC’s confidential or proprietary information.

10.	Withholding. All payments to be made hereunder will be subject to tax withholds pursuant to applicable federal, state and local tax laws and regulations.

Once again, we are very excited about this opportunity.

WMC MORTGAGE CORP.

By: /s/ Marc Becker

        Marc Becker, Director

Acknowledged and agreed

as of the date first above written:

/s/ Daniel Porter

Daniel Porter